EXHIBIT 99.1

Cynthia Trudell to Join RenaissanceRe Holdings Ltd. Board of Directors

PEMBROKE, Bermuda, February 7, 2019 -- RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Cythnia Trudell, 65, has been nominated to serve as an independent director of the Company, and that Edward J. Zore, 73, will retire from the Board at the end of his term, each to occur in conjunction with the Company’s Annual General Meeting of Shareholders in May 2019. Ms. Trudell most recently served as Executive Vice President and Chief Human Resources Officer of PepsiCo, Inc., and previously served in a number of executive and management positions with General Motors Corporation and Brunswick Corporation, including as chairwoman and president of Saturn Corporation, president of IBC Vehicles and president of Sea Ray Group.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, said, “The entire RenaissanceRe executive team and my fellow directors are delighted by the nomination of Cynthia. Her distinguished background as a chief executive and as a leader of organizational talent across industries confronting change, as well as her experience as a director in financial services, is ideal for our Company at this time. We are also pleased to recognize Ed for his distinguished service. Ed’s industry experience, investment acumen and general wise counsel have been invaluable to me and my team. We thank Ed for his service, and look forward to welcoming Cynthia.”

James L. Gibbons, non-Executive Chair of RenaissanceRe added, “The entire RenaissanceRe Board is pleased to nominate Cynthia for election by our shareholders. We are confident that Cynthia’s broad experience as a chief executive, as an operating manager, and as a chief human resources officer of a leading global enterprise will support the Board’s oversight at a time when the Company’s organic and inorganic growth is expanding its operational footprint and breadth of client services significantly. Cynthia’s expertise and proven experience in Board leadership will contribute significantly to our stewardship of the organization on behalf of all of our shareholders.”

Mr. Gibbons further said, “The Board is also grateful for Ed’s service and leadership across three full terms as a director. Ed’s contributions across each of our committees and with the full Board were significant, reflecting both his distinguished prior career as an insurance industry leader, and his leadership in corporate governance, reflected in his recent recognition by the National Association of Corporate Directors in their 2017 list of the Most Influential Leaders in Boardrooms and in Corporate Governance. We wish Ed all the best in his retirement, and welcome Cynthia to our Board.”

From 2011 until her retirement in September 2017, Ms. Trudell served as Executive Vice President and Chief Human Resources Officer of PepsiCo, Inc. (“PepsiCo”), having served as Senior Vice President and Chief Personnel Officer of PepsiCo from 2007 to 2011. Prior to her tenure at PepsiCo, Ms. Trudell held a number of executive operating and general management positions with General Motors Corporation from 1981 to 2001, and with Brunswick Corporation from 2001 to 2006, including chairwoman and president of Saturn Corporation, president of IBC Vehicles and president of Sea Ray Group. Since 2015, Ms. Trudell has served on the board of ISS A/S, a global facility services provider based in Denmark and publicly traded on the NASDAQ OMX Copenhagen, where she currently serves as a member of the Remuneration Committee and the Nomination Committee. Since 2013, she has served as a member of the Defense Business Board, which provides business advice to the U.S. Department of Defense. She also served on the boards of PepsiCo from 2000 to 2007, Canadian Imperial Bank of Commerce from 2005 to 2008 and The Pepsi Bottling Group, Inc. from 2008 to 2010.

About RenaissanceRe

RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Ireland, Singapore, Switzerland, the United Kingdom and the United States.

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Investor Contact:
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441-239-4830

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